UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report
(Date of earliest event reported):

July 10, 2018

HERITAGE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON	000-29480	91-1857900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Fifth Avenue S.W. Olympia, WA	98501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 943-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. Completion of Acquisition or Disposition of Assets

Heritage Financial Corporation, Olympia, Washington (“Heritage”), the parent company of Heritage Bank issued a press release on July 9, 2018, announcing its CEO succession plan.

Brian L. Vance, who has served as CEO of Heritage Bank since 2003 and CEO of Heritage since 2006, will remain CEO of Heritage until July 2019, at which time he will be become executive chairman of the Heritage board of directors.

Jeffrey J. Deuel, age 60, who has held the titles of President and Chief Operating Officer of Heritage Bank since 2012, will succeed Mr. Vance as President of Heritage and CEO of Heritage Bank effective immediately.

Bryan D. McDonald, age 46, who has served as Executive Vice President and Chief Lending Officer since 2014, has been promoted to Executive Vice President of Heritage and Chief Operating Officer of Heritage Bank effective immediately. Mr. McDonald served as President of Whidbey Island Bank from 2012 until its merger into Heritage Bank in 2014.

Neither Mr. Deuel nor Mr. McDonald has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Entry into new Employment Agreements.

On July 9, 2018, Heritage entered into a transitional employment agreement with Mr. Vance and revised employment agreements with Messrs. Deuel and McDonald.

A copy of each agreement is filed as Exhibits 10.1, 10.2 and 10.3 hereto and is incorporated by reference herein. The following summary of the agreements is qualified in its entirety by the full text of the agreements.

Mr. Vance’s Transition Agreement.

On July 9, 2018, Heritage entered into a transitional employment agreement with Mr. Vance effective July 1, 2018 in order to provide for the systematic succession and transition of his duties as President and CEO of Heritage and CEO of Heritage Bank leading up to his anticipated retirement. The agreement with Mr. Vance provides for an employment period through the date of Heritage’s 2020 annual shareholder meeting, which is Mr. Vance’s planned retirement date. Mr. Vance will continue to serve as CEO of Heritage until July 1, 2019 and will subsequently serve as Executive Chairman of the Heritage and Heritage Bank boards of directors for the remainder of the employment period. Following the employment period, Heritage will nominate Mr. Vance for election to the boards of directors, and if elected by shareholders, will appoint him Chairman until Heritage’s annual shareholders meeting to be held in 2022.

During the employment period, Mr. Vance is entitled to an annual base salary of $640,000 while serving as CEO of Heritage and an annual base salary of $200,000 while serving as Executive Chairman of

Heritage and Heritage Bank. While serving as CEO of Heritage, Mr. Vance is eligible to receive performance based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, with a target opportunity of 50% of annual base salary. The agreement provides that Mr. Vance will be eligible to receive restricted stock unit awards to be granted in 2019, and will be eligible to continue vesting in such awards for so long as Mr. Vance remains an employee of Heritage or a member of the Heritage board of directors. As of July 1, 2019, Mr. Vance will be eligible to receive equity awards in accordance with the director compensation plan then in effect, provided, that while serving as Executive Chairman of Heritage Mr. Vance will be entitled to equity awards equal to 200% of the equity awards made to other non-employee members of the Heritage board of directors.

The agreement provides that Mr. Vance will continue to be eligible to receive Heritage contributions to the Heritage non-qualified deferred compensation plan for the 2018 and 2019 plan years, provided that the contribution for the 2019 plan year will be based on the actual base salary earned by Mr. Vance during 2019, rather than the annual base salary in effect at the end of the plan year. In addition, Mr. Vance is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives.

The agreement provides for severance benefits in the event Mr. Vance’s employment is terminated during the employment period by Heritage other than for cause and other than as a result of the Mr. Vance’s death or disability, or if the employment is terminated by Mr. Vance for good reason (“Termination”). For a Termination prior to July 1, 2019 that is not in connection with a change in control, Mr. Vance would be entitled to receive an amount equal to the sum of (a) 100% of his base salary plus target bonus to be earned through July 1, 2019, (b) $200,000, and (c) if the 2019 equity awards have not yet been granted to Mr. Vance, a cash amount equal to the grant date fair value of the most recent equity award granted to Mr. Vance, payable in monthly installments through the date of Heritage’s 2020 annual shareholder meeting. For a Termination prior to July 1, 2019 that is in connection with a change in control, Mr. Vance would be entitled to receive a lump sum equal the sum of (a) 200% of his base salary plus target bonus to be earned through July 1, 2019, and (b) $200,000. For a Termination on or after July 1, 2019 that occurs prior to the date of Heritage’s 2020 annual shareholder meeting, Mr. Vance would be entitled to receive an amount equal to the remaining annual base salary that would have been paid through the date of Heritage’s 2020 annual shareholder meeting, payable in monthly installments (or as a lump sum if such Termination is in connection with a change in control). In the event of a Termination, Mr. Vance and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for a period of up to 18 months or until the date of Heritage’s 2020 annual shareholder meeting, if earlier. The agreement also provides for accelerated vesting of outstanding equity awards in the event of a Termination.

All severance benefits under the agreement are contingent upon Mr. Vance’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Vance during and after his employment with Heritage, and prohibiting Mr. Vance from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 12 months following any termination that occurs prior to July 1, 2019 and for a period of six months following any termination on or after July 1, 2019.

Revised Employment Agreements for Messrs. Deuel and McDonald

On July 9, 2018, Heritage entered into revised employment agreements with Messrs. Deuel and McDonald effective July 1, 2018. The agreements have initial terms through June 30, 2021. The terms of the agreements automatically extend for an additional year on July 1, 2019 and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

The employment agreements provide for annual base salaries of $468,000 and $356,500 for Messrs. Deuel and McDonald, respectively. The base salaries are reviewed annually and may be increased at the discretion of the Heritage board of directors. The agreements provide that the Messrs. Deuel and McDonald are eligible to receive performance-based annual cash incentive bonuses, in accordance with Heritage’s annual incentive plan, with a target opportunity of 45% and 40% of annual base salary, respectively. In addition, Messrs. Deuel and McDonald are entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives, and will be provided an automobile for business use or a car allowance.

The agreements for Messrs. Deuel and McDonald provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Deuel would be entitled to receive an amount equal to 150% of his base salary plus his three-year average annual bonus (“Base Compensation”) and Mr. McDonald would be entitled to receive an amount equal to 100% of his Base Compensation, all payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. Deuel would be entitled to receive a lump sum equal to 250% of his Base Compensation and Mr. McDonald would be entitled to receive a lump sum equal to 200% of his Base Compensation. In the event of a Termination, Messrs. Deuel and McDonald and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 12 months (18 months’ coverage for a Termination in connection with a change in control). The employment agreements also provide for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Heritage non-qualified deferred compensation plan in the event of a Termination.

All severance benefits under the employment agreements for Messrs. Deuel and McDonald are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The employment agreements for Messrs. Deuel and McDonald contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. For Messrs. Deuel and McDonald, the non-competition provisions apply for a period of 12 months following any termination and the non-solicitation provisions apply for a period for 24 months following termination (the non-competition and non-solicitation provisions apply for a period of 12 months following any termination in connection with a change in control).

Item 7.01 Regulation FD Disclosure

On July 9, 2018, Heritage issued a press release announcing its CEO succession plan. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1    Transitional Employment Agreement between Heritage Financial Corporation and Brian L. Vance dated July 9, 2018.

10.2    Employment Agreement between Heritage Financial Corporation and Jeffrey J. Deuel dated July 9, 2018.

10.3    Employment Agreement between Heritage Financial Corporation and Bryan D. McDonald dated July 9, 2018.

99.1    Press Release of Heritage Financial Corporation dated July 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date: July 10, 2018    By: /s/ Brian L. Vance
Brian L. Vance
Chief Executive Officer

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